Exhibit 99.1

DIRTT Reports Third Quarter 2023 Financial Results

CALGARY, Alberta, November 9, 2023 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, today announced its financial results for the three and nine months ended September 30, 2023. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Third Quarter 2023 Highlights

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In our seasonally strongest quarter, we generated revenue of $49.5 million, up 11% from the second quarter and 6% compared to prior year period , and net loss of $6.3 million, compared to net loss of $6.7 million in the prior year period.
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Gross Profit margin improvement of 1,950 bps from prior year period.
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Achieved Adjusted EBITDA(1) of $5.3 million (10.6% of revenue), up $10.7 million from prior year period.
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Liquidity of $30.3 million at September 30, 2023 compared to $16.1 million at December 31, 2022.
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On September 27, 2023, we announced the permanent closure of the Rock Hill facility. This resulted in an $8.0 million impairment charge in the quarter and subsequent to quarter end, we expect to settle associated equipment leases of $8.2 million.

(1) See “Non-GAAP Financial Measures”

Management Commentary

Benjamin Urban, chief executive officer remarked “Our Q3 results give us confidence that we are taking the rights steps. We are encouraged about the hard decisions we have had to make regarding our cost structure, while optimizing product mix and pricing, and we remain focused on bolstering our commercial organization and our partner network in spite of distressed verticals such as commercial office spaces”.

Fareeha Khan, chief financial officer, added “In our seasonally strongest quarter we had net loss of $6.3 million and achieved Adjusted EBITDA of $5.3 million. Our liquidity continues to improve and we believe DIRTT is well positioned for revenue growth. We are, however, closely monitoring the markets, ensuring we are well positioned to weather adverse macroeconomic uncertainties”.

Third Quarter 2023 Results

Third quarter 2023 revenues were $49.5 million, an increase of 6% from the third quarter of 2022 and an increase of $4.8 million, or 11%, from the second quarter of 2023. The year-over-year increase was driven by improved pricing and product mix. Compared to the first and second quarter of 2023, third quarter activity is higher, in line with seasonal demand patterns and timing of project schedules.

Third quarter 2023 gross profit and gross profit margin were $17.1 million and 34.4% respectively, an increase of $10.1 million, or 144%, from $7.0 million and 15.0%, for the third quarter of 2022. The increase in gross profit margin was a result of realization of our price increases, better product mix, improved labor efficiency and better fixed cost leverage.

Third quarter 2023 Adjusted Gross Profit and Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) were $18.3 million and 36.9%, respectively, or an increase of $8.2 million and 80% compared to the prior year’s third quarter.

Exhibit 99.1

Sales and marketing expenses increased by $0.1 million to $6.2 million for the quarter ended September 30, 2023, from $6.1 million for the quarter ended September 30, 2022. The increase was driven by higher commissions costs offset by lower travel and entertainment costs, marketing costs, and building expenses.

General and administrative expenses decreased by $1.9 million to $4.7 million for the quarter ended September 30, 2023, from $6.5 million for the quarter ended September 30, 2022. The decrease was primarily related to a decrease in professional services costs of $1.0 million and a $0.5 million decrease in salaries and benefits costs associated with the planned headcount reductions as part of our cost reduction initiatives.

Operations support expenses decreased by $0.6 million from $2.3 million for the quarter ended September 30, 2022, to $1.8 million for the quarter ended September 30, 2023. The decrease was primarily due to a $0.4 million decrease in salaries and benefits costs associated with the planned headcount reductions as part of our cost reduction initiatives.

Technology and development expenses decreased by $0.5 million to $1.2 million for the quarter ended September 30, 2023, compared to $1.7 million for the quarter ended September 30, 2022, primarily related to decreased salaries and benefits costs associated with the planned headcount reductions as part of our cost reduction initiatives.

During the quarter, the Company incurred $0.3 million in reorganization costs which relate primarily to movement of inventory from the Rock Hill Facility and termination costs associated with actions taken to streamline our back office and operational support functions.

Net loss and net loss margin for the quarter was $(6.3) million and (12.7%) compared to $(6.7) million and (14.4)% for prior year’s third quarter, respectively. The improvement in net loss is the result of the higher gross profit margin and reduced operating expenses explained above, offset by the impairment charge on the Rock Hill Facility.

Adjusted EBITDA and Adjusted EBITDA Margin (see “Non-GAAP Financial Measures”) for the quarter was $5.3 million and 10.6%, respectively, an improvement of $10.7 million from $(5.4) million and (11.6)% for the prior year’s third quarter. Improvements in Adjusted EBITDA for the quarter were due to the above noted reasons.

Outlook

Through the first six months of 2023, we experienced continued volatility in economic conditions, especially in regions with concentrated sales to the technology and banking sectors. These conditions included layoffs in the technology sector, reduction in short-term needs for office space, and increasing interest rates impacting borrowings, resulting in certain projects that were planned earlier in the year being deferred or canceled. We note that we are exiting our seasonally strongest quarter and are entering our typically weaker winter period.

In response and as discussed in our previous quarterly reports on Form 10-Q, we identified and took action to reduce annualized overhead costs by $5.0 million during the first quarter of 2023. Further, on May 8, 2023, the Company reduced its salaried workforce, resulting in annualized savings of $2.6 million. One-time costs associated with these reductions, incurred in the second quarter of 2023, were approximately $0.7 million.

The trend of economic uncertainty has continued into the third quarter of 2023. The conversation on “return to work” continues as some companies are mandating a hybrid “return to work” policy. Various inflation metrics have improved over the three months ended September 30, 2023, although there is no guarantee they will continue to do so.

We believe that wider macroeconomic conditions indicate we are in an uncertain late cycle environment with the near-term potential for deteriorating macroeconomic conditions. The increase in long term interest rates can potentially reduce demand for capital intensive projects in our Commercial, Healthcare, and Education segments. The AIA/Deltek Architecture Billings Index fell into contraction across all geographies in September. Regardless, we continue to focus on what is within our control: supporting our current partners, increasing penetration in targeted

Exhibit 99.1

geographies, onboarding new Construction Partners, and new strategic partnerships. While we are benefiting from price stability in our input costs as well as a strengthening U.S. dollar, recent unrest in the Middle East may adversely impact our gross margins, and could further impact our pipeline, should energy prices return to 2022 levels.

We have made hard choices and meaningfully reduced our cost footprint and made great progress lowering our estimated revenue breakeven point. We will continue to evaluate our cost structure and respond to the inflationary impacts to labor, materials and services in an efficient manner consistent with our goal to maintain future healthy gross profit and Adjusted EBITDA margins while improving our future liquidity.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for November 10, 2023 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Fareeha Khan, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com. Alternatively, click here to listen to the live webcast. The webcast is listen-only.

A webcast replay of the call will be available on DIRTT's website.

Exhibit 99.1

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Product revenue	48,095	44,307	127,105	124,849
Service revenue	1,442	2,440	3,893	4,885
Total revenue	49,537	46,747	130,998	129,734

Product cost of sales	31,622	37,965	88,529	109,757
Service cost of sales	850	1,774	2,165	3,406
Total cost of sales	32,472	39,739	90,694	113,163
Gross profit	17,065	7,008	40,304	16,571

Expenses
Sales and marketing	6,161	6,089	18,302	21,094
General and administrative	4,669	6,542	16,003	21,412
Operations support	1,752	2,321	5,564	7,347
Technology and development	1,239	1,695	4,055	5,714
Stock-based compensation	1,069	918	2,543	3,546
Reorganization	321	3,426	2,857	12,281
Impairment charge on Rock Hill Facility	7,952	-	7,952	-
Related party expense	-	-	1,524	-
Total operating expenses	23,163	20,991	58,800	71,394

Operating loss	(6,098)	(13,983)	(18,496)	(54,823)

Government subsidies	-	7,141	236	7,765
Gain on sale of software and patents	-	-	6,145	-
Foreign exchange (loss) gain	822	1,356	(59)	1,870
Interest income	161	19	271	50
Interest expense	(1,196)	(1,276)	(3,636)	(3,935)
	(213)	7,240	2,957	5,750
Net loss before tax	(6,311)	(6,743)	(15,539)	(49,073)
Income taxes
Current and deferred income tax recovery	-	(16)	-	(16)
	-	(16)	-	(16)
Net loss	(6,311)	(6,727)	(15,539)	(49,057)

Net loss per share
Net loss per share - basic and diluted	(0.06)	(0.08)	(0.15)	(0.57)

Weighted average number of shares outstanding (in thousands)
Basic and diluted	104,449	87,446	101,036	86,229

Exhibit 99.1

Non-GAAP Financial Measures

Our condensed consolidated interim financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period over period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences, reorganization expense, one-time non-recurring charges or gains (such as gain on sale of software and patents), and stock-based compensation. We remove the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We remove the impact of under-utilized capacity from gross profit, and fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expenses, foreign exchange gains and losses and impairment charges are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation, and amortization
Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue
EBITDA	Net income before interest, taxes, depreciation, and amortization
Adjusted EBITDA

EBITDA adjusted to remove foreign exchange gains or losses; impairment charges; reorganization expenses; stock-based compensation expense; government subsidies; one-time non-recurring charges and gains; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

Exhibit 99.1

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and nine months ended September 30, 2023 and 2022 of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
	($ in thousands)		($ in thousands)
Net loss for the period	(6,311)	(6,727)	(15,539)	(49,057)
Add back (deduct):
Interest expense	1,196	1,276	3,636	3,935
Interest income	(161)	(19)	(271)	(50)
Income tax recovery	-	(16)	-	(16)
Depreciation and amortization	2,017	4,236	7,216	12,202
EBITDA	(3,259)	(1,250)	(4,958)	(32,986)
Foreign exchange (gain) loss	(822)	(1,356)	59	(1,870)
Stock-based compensation	1,069	918	2,543	3,546
Government subsidies	-	(7,141)	(236)	(7,765)
Related party expense	-	-	1,524	-
Reorganization expense(2)	321	3,426	2,857	12,281
Gain on sale of software and patents (3)	-	-	(6,145)	-
Impairment loss on Rock Hill Facility (3)	7,952	-	7,952	-
Adjusted EBITDA	5,261	(5,403)	(3,596)	(26,794)
Net Loss Margin(1)	(12.7)%	(14.4)%	(11.9)%	(37.8)%
Adjusted EBITDA Margin	10.6%	(11.6)%	2.7%	(20.7)%

(1) Net loss divided by revenue.

(2) The related party transaction is a non-recurring transaction that is not core to our business and is excluded from the Adjusted EBITDA calculation (Refer to Note 16 of the consolidated interim financial statements).

(3) The gain on sale of software and patents is a non-recurring transaction and the impairment charge on Rock Hill Facility are not core to our business and are excluded from the Adjusted EBITDA calculation (Refer to Notes 7 and Note 6, respectively, of the condensed consolidated interim financial statements).

Exhibit 99.1

The following table presents a reconciliation for the three and nine months ended September 30, 2023 and 2022 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
	($ in thousands)		($ in thousands)
Gross profit	17,065	7,008	40,304	16,571
Gross profit margin	34.4%	15.0%	30.8%	12.8%
Add: Depreciation and amortization expense	1,231	3,132	4,656	8,792
Adjusted Gross Profit	18,296	10,140	44,960	25,363
Adjusted Gross Profit Margin	36.9%	21.7%	34.3%	19.6%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding revenues; project delivery and the timing thereof; implementation of our strategic plan, including the effects of our improved cost structure; profitable future growth; the effects of our strategic initiatives and the timing thereof; general economic conditions and rising interest rates; our beliefs about our twelve-month forward sales and qualified leads pipeline; large projects and the timing and revenue as a result thereof; our beliefs about future revenue, Adjusted EBITDA, unrestricted cash, activity levels and the timing thereof; our beliefs about the impact of future revenue on cash flow, and the timing thereof; our ability to weather economic conditions and invest in technology and commercial organizations; and the continued evaluation of our cost structure.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 22, 2023 as supplemented by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on November 9, 2023.

Exhibit 99.1

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT's interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com